Text Marked By [* * *] Has Been Omitted Pursuant To A Request For Confidential Treatment And Was Filed Separately With The Securities And Exchange Commission.

DEFINITIVE AGREEMENT

Effective as of June 16, 2016 (“Effective Date”), this definitive agreement (“Agreement”) is entered into by and between Inventergy Innovations, LLC, Inc., a California Limited Liability Corporation with a place of business at 900 E. Hamilton Avenue, Suite 180, Campbell, CA 95008 (“Inventergy”), and Global Trek Xploration, a California Corporation with a place of business at 117 W. 9TH Street, Suite 1214, Los Angeles, California 90015 (“GTX”); each of these entities is to be considered a “Party” to this Agreement.

1. RECITALS

WHEREAS:

●	GTX owns a number of patents and patent applications;

●	Inventergy has expertise in intellectual property monetization; and

●	The Parties wish to establish a relationship where GTX’s Patents (defined below) will be assigned to an Entity (also defined below) for purposes of monetization, with terms specified below governing issues relating to the establishment and management of this Entity, and associated revenue share;

NOW, THEREFORE, the Parties agree as follows.

2. SUMMARY

This summary is provided as an aid to understanding the Agreement; in the event of any conflict or inconsistency with the terms set forth below, the terms which follow this summary are to predominate.

GTX is engaging Inventergy to monetize GTX’s Patents. Upon signing this Agreement, the Patents identified in Exhibit A will be assigned to an Inventergy subsidiary (i.e., the Entity), with Inventergy assigning a 45% interest in the Entity to GTX and also making a sequence of payments to GTX (identified in Section 4.4 below). Monetization will be controlled by Inventergy as the managing party, with Inventergy either consulting with GTX or required to obtain approval of GTX for specified actions.

Once this Agreement is signed, GTX will not be able to terminate this Agreement unless (a) the patent monetization efforts should fail to meet specified License Goals (defined below), or (b) Inventergy should materially breach its obligations to GTX. The payments specified above and in Section 4.4 below represent a walk-away obligation of Inventergy limit of liability, subject to payment of any GTX’s share of any actually-collected royalties for monetization efforts substantially launched or completed prior to termination. Should this Agreement be terminated, Inventergy shall cause the Entity to transfer the patents listed in Exhibit A back to GTX or GTX’s designee.

Inventergy/GTX, Page 1 of 25

Inventergy Initials: ________

GTX Initials: ________

3. DEFINITIONS

3.1	“Confidential Information” is defined below in Section 8.1.

3.2	“Consulting Agreement” is defined below in Section 6.1.

3.3	“Costs ” are defined below in Section 5.3.

3.4	“Disclosing Party” is defined below in Section 8.1.

3.5	“Dispute Resolution Process” is defined below in Section 11.1.

3.6	“Effective Date” is defined above in the first paragraph of this Agreement.

3.7	“Entity” means a corporate entity to be established and named by Inventergy prior to or upon entry in to this Agreement which will serve as a holding company for the Patents. The Entity will initially be created as a 100% subsidiary of Inventergy and be created in a manner of a format of Inventergy’s choosing (e.g., LLC, LLP, C Corp., etc., under the laws of a jurisdiction to be selected by Inventergy).

3.8	“GTX” is defined in the first paragraph of this Agreement.

3.9	“Inventergy” is defined in the first paragraph of this Agreement.

3.10	“Mixed Revenue” is defined below in Section 5.4.

3.11	“Net Revenue” is defined below in Section 5.3.

3.12	“Notice” is defined below in Section 12.1.

3.13	“Patents” means (a) those patent applications and/or patents listed in Exhibit A hereto, (b) all patent applications or patents not listed in Exhibit A which, now or in the future, are owned by or controlled by GTX, and which claims or is amended to claim an invention relating to tracking and/or tracking devices (but not including claims limited to footwear), (c) all continuations, continuations-in-part, counterparts, divisions, reexaminations, reissues, utility conversions, foreign counterpart applications, PCT applications, renewals or other documents that claim priority to, or a common priority with or are otherwise derived from any of the foregoing, and (d) all similar rights on a worldwide basis to the foregoing, including by way of example (but not limitation) any inventor’s certificate, utility model, registered invention.

3.14	“Patent Revenue” is defined below in Section 5.3.

3.14	“Receiving Party” is defined in Section 8.1, below.

Inventergy/GTX, Page 2 of 25

Inventergy Initials: ________

GTX Initials: ________

3.15	“Revenue Share” means, in the case of Inventergy, fifty-five percent (55%) of Net Revenue for a calendar year quarter, and in the case of GTX, forty-five percent (45%) of Net Revenue for the calendar year quarter.

3.16	“Substantially Completed Monetization Effort” means any of (a) a patent license or sale where discussion and/or negotiation has proceeded to the point where an agreement draft, letter of intent, a terms sheet or other list of deals points, has been exchanged, including any situation where an agreement to provide a patent license or sale has in fact been executed, or (b) a lawsuit has been filed for infringement of one or more of the Patents.

3.17	“Termination” is defined below in Section 5.1.

4. PATENT TRANSFER; ENTITY OWNERSHIP AND MANAGEMENT

4.1	Patent Transfer. GTX hereby assigns all right, title and interest in and to the Patents, on a worldwide basis, to the Entity. GTX further agrees to confirm such assignment using a form substantially similar to that appearing in Exhibit B, which it will execute concurrently with entry into this Agreement. For avoidance of doubt, the Parties stipulate that such assignment conveys to the Entity all right, title and interest in and to the Patents, including the exclusive right to sue and the exclusive right to grant licenses under the Patents, and right to recover future and past damages for infringement, and that GTX retains no right to grant licenses to or to sue for infringement of the Patents, whether for past damages or otherwise. In connection with such Assignment, and in future support of monetization efforts by the Entity, GTX agrees to execute such additional documentation and to take other acts as reasonably deemed necessary by Inventergy and/or the Entity in order to assign the Patents in the Entity and to record the Entity’s interest in the Patents, and to otherwise cooperate as necessary in the prosecution, maintenance and assertion of the Patents by the Entity. Further, the obligation of GTX to assign Patents on an ongoing basis is expressly agreed to be a continuing obligation for GTX inventions that result from collaboration with Inventergy (or the Entity). Such inventions are to be assigned to the Entity under the terms of this Agreement. In addition, any Inventergy inventions as a result of collaboration with GTX as well as any patents or patent applications derived from the specifications of the initial transferred intellectual property listed in Exhibit A will also be assigned to the Entity under the terms of this Agreement.

4.2	Entity Ownership. Inventergy hereby transfers to GTX a forty-five percent (45%) ownership interest in the Entity to GTX as of the Effective Date. Inventergy shall retain a fifty-five (55%) ownership interest in the Entity following the Effective Date.

4.3	Entity Management. The Entity shall act as a holding company for the Patents and shall be managed by Inventergy as follows.

Inventergy/GTX, Page 3 of 25

Inventergy Initials: ________

GTX Initials: ________

4.3.1	Inventergy shall have exclusive responsibility for direction of, and sole control over, the Entity’s actions related to (a) prosecution of the Patents, in all jurisdictions (including without limitation, country selection, claims selection and preparation and filing of continuation/divisional filings), (b) selection of counsel to represent the Entity, (c) maintenance of the Patents, (d) licensing of the Patents (other than for exclusive licenses, see below), and related negotiation and terms, (e) assertion of any of the Patents, including decisions on parties to approach and any litigation and/or settlement relating to the Patents, and (f) any other litigation or action involving any of the Patents, including without limitation the conduct and/or settlement or resolution of any inter-partes reexamination, declaratory judgment action or other proceeding relating to the validity and/or infringement of a Patent; GTX’s approval will not be required for any of these things. However, notwithstanding the foregoing, Inventergy will use reasonable efforts to confer with GTX prior to consummation of licenses by the Entity, and prior to institution by the Entity of any litigation for infringement of the Patents. Inventergy shall be responsible for fronting all expenses relating to (a)-(f) above. Inventergy may also engage one or more personnel of GTX to act as a consultant in support of patent prosecution or monetization efforts, as further described below in Section 6.1; generally speaking, such services shall be provided upon request of Inventergy, for example, to answer questions of outside counsel relating to patent prosecution which cannot be answered by Inventergy, assist with patent monetization strategy and otherwise to assist monetization efforts by providing, for example, market information and analysis and/or information regarding purportedly infringing products.

4.3.2	Notwithstanding the previous section, approval of both Parties is required (a) for any sale or transfer of any of the Patents by the Entity, and/or (b) the granting of an exclusive license under any of the Patents by the Entity, and/or (c) any settlement which concedes invalidity of a Patent. Should the Parties be unable to agree on such approval, either Party shall be entitled to initiate a Dispute Resolution Process as provided below.

4.4	Payment By Inventergy. In consideration for the assignment of the Patents as provided above, Inventergy shall pay GTX as follows:

(a)	$25,000 (US) by June 30, 2016;
(b)	$25,000 (US) by August 25, 2016
(c)	$75,000 (US) by September 25, 2016; and
(d)	$25,000 (US) by November 25, 2016.
(e)	$100,00 (US) by December 25, 2016

GTX shall be responsible for any taxes relating to the foregoing. Inventergy may request electronic transfer instructions so as to effectuate “paperless” payment of the above amounts.

Inventergy/GTX, Page 4 of 25

Inventergy Initials: ________

GTX Initials: ________

4.5	Nature Of Inventergy’s Payment. For avoidance of doubt, the Parties stipulate to the following:

(a)	The amounts represented in Section 4.4 shall be due and payable irrespective of whether any royalties are collected for licensing or assertion of any of the Patents; and

(b)	The pertinent amounts stated in Section 4.4 up through the point of providing any Notice of Termination represent a walk away position (i.e., limit of liability) for Inventergy, subject to any Royalty Share owed to GTX for royalties actually collected which are attributable to any Substantially Completed Monetization Effort before Termination, and subject to the other provisions of the termination section, below.

●	Example - Inventergy elects to terminate on July 5, 2016 and provides Notice of Termination on this date; in this event, Inventergy would be obligated to pay GTX $25,000 as provided above, and to cause the Entity to transfer the Patents back to GTX, but would not owe the other payments referenced above because it terminated on a date before such payments were due; if a licensing deal was signed prior to Termination, the Parties would continue to divide any Net Revenue whenever received for such Substantially Completed Monetization Effort according to the Parties’ respective Revenue Shares.

5. TERMINATION, MINIMUM QUARTERLY PAYMENTS, COMPUTATION OF REVENUE SHARES, AND LICENSE GOALS

5.1	Termination.

(a)	By Inventergy: Inventergy can terminate this Agreement upon fifteen (15) days’ Notice at any time, with or without cause, but no earlier than 90 days after the Effective Date (if without cause).

(b)	By GTX: GTX can terminate this Agreement only for cause, upon fifteen (15) days’ Notice, (i) for failure to achieve License Goals (as provided below), or (ii) upon material breach by Inventergy, provided that GTX provides Inventergy with Notice of such breach and affords Inventergy fifteen (15) days’ opportunity to cure prior to issuing Notice of Termination. In the event that GTX provides Notice of Termination, Inventergy shall be entitled during such fifteen (15) day Notice period to initiate the Dispute Resolution Process (see below) and any such Termination shall be stayed pending completion of the Dispute Resolution Process. This Agreement shall not be terminated unless such Process results in a finding that Termination is indeed justified according to the terms provided above.

(c)	Effect of Termination: Subject to assignment to the Entity of the Patents as provided above, in the event of Termination, (i) Inventergy shall pay to GTX the amounts as specified in Section 4.4 above, to the extent such amounts have not already been paid, as owed up through the date that the Notice of Termination is provided; (ii) Inventergy shall pay to GTX its share of Net Revenue actually collected by the Entity (see the Net Revenue provisions, below), and (iii) Inventergy shall promptly cause the Entity to transfer and assign back to GTX or its designee all right, title and interest in each of the Patents, consistent with what was specified above in Section 4.1, including all (sole) responsibility for future prosecution and maintenance of the Patents following Termination, but not including right to receive royalties/damages for any Substantially Completed Monetization Effort. Following Termination, should additional royalties or other income be received by either Inventergy or GTX which is attributable to any Substantially Completed Monetization Effort, such additional amounts shall be treated as Patent Revenue (see below) by the Party receiving such Patent Revenue, with the receiving Party performing reimbursement as indicated below and paying out to the other Party its respective Revenue Share (although being offset against any previous advance paid according to the terms of Section 5.2 below); in other words, Termination shall not deprive a Party of a continuing right to its Revenue Share for transactions for Substantially Completed Monetization Efforts at the time of Termination, to the extent that associated Patent Revenues are received following Termination.

Inventergy/GTX, Page 5 of 25

Inventergy Initials: ________

GTX Initials: ________

5.2	GTX Revenue Share Advance. Inventergy agrees that, until it provides Notice of Termination, GTX will receive a cumulative Revenue Share amounting to not less than ***US per calendar year quarter, beginning January 1, 2017, with amounts being payable in the middle of the quarter (i.e., on February 15, May 15, August 15 and November 15, respectively). To the extent that collected Patent Revenue does result in GTX receiving such a running Revenue Share, at a minimum, Inventergy shall provide an advance to GTX to make up the difference which will later be offset against Revenue Share which is paid to GTX. It is agreed that such advances are subject to a ***US cap. If GTX has already received Revenue Share which exceeds its cumulative guarantee, it shall not be due an advance. Once any combination of minimum advance or Revenue Share of ***US in the aggregate has been paid to GTX, there will be no obligation for further advances to be paid. Finally, in the event that either Party provides Notice of Termination, no additional quarterly advances will be due.

●	Example 1: The Entity receives ***US of Net Revenue in Q4CY2016, but receives no further Net Revenue until after CY2017. In such a case, GTX would be paid ***US as its Revenue Share on February 15, 2017, and would receive a ***US payment on May 15, 2017 (representing the difference of 2 quarters* ***US, minus Revenue Share paid to date to GTX).

●	Example 2: Assume relative to Example 1 that the Entity further receives ***US additional Net Revenue on December 20, 2017 and receives no further Net Revenue during CY2018-2025; Inventergy would pay ***US to GTX on August 15, 2017 and November 15, 2017, and then on February 15, 2018, would pay ***US to GTX (GTX would have already received ***US in advances not yet offset against its Revenue Share, and so this would be deducted from its share of the ***US revenue). GTX in this example would not receive any more quarterly advances until January 15, 2022, when it would receive ***US as its last quarterly advance (i.e., at this point, it would have received cumulative ***US Revenue Share but would have an aggregate Revenue Share guarantee that becomes ***US on January 15, 2022). Because it would have effectively received ***US of Revenue Share at that point, no further quarterly advances would thereafter be payable.

Inventergy/GTX, Page 6 of 25

Inventergy Initials: ________

GTX Initials: ________

●	Example 3 - Entity receives an aggregate of ***US Patent Revenue during Q2 of CY2017, and there are outstanding, accrued reimbursement claims of ***US (including ***US fronted by Inventergy and ***US fronted by GTX), a minimum quarterly payment of ***US which was already paid to GTX during Q1CY2017 and another minimum quarterly payment which would ostensibly be due in Q2CY2017; in such a case, of the ***US Patent Revenue received by the Entity:

a) ***would be reimbursed to Inventergy

b) ***would be reimbursed to GTX

leaving ***US Net Revenue of which ***US would be due to GTX, but reduced by the ***prepayment to ***. If no further Patent Revenue was received during the following four quarters, the minimum quarterly payments due to GTX over these next quarters would be ***US, ***US, ***US and ***US respectively.

5.3	Calculation Of Revenue Shares.

(a)	Patent Revenue: Revenue from licenses under the Patents, sales of one or more of the Patents, and/or other assertion of the Patents (including litigation), hereinafter “Patent Revenue,” received during the prior calendar year quarter will be handled as follows.

(1)	Patent Revenue shall first be applied to reimburse a Party that has paid for patent prosecution or monetization costs (“Costs”), including without limitation patent prosecution costs (e.g., filing fees, maintenance fees, outside counsel fees, etc.), fees for third party services (including GTX’s Consulting Services, but only to extent that any fees or costs beyond the stock grant are paid), expert fees, outside counsel fees, etc.), and operating expenses of the Entity (e.g., marketing, payroll, taxes, etc.), substantially as follows

●	Monies received during the previous calendar quarter will be accrued and used to reimburse Inventergy for Costs to the extent fronted pursuant to Section 4.3.1, above,

●	Remaining monies will then be used to reimburse the Entity for Costs to the extent that such have been paid directly by the Entity, and

●	Notwithstanding the foregoing, Cost reimbursement under this Section 5.3.(a)(2) as provided above shall be capped at fifty percent (50%) of Patent Revenue received for the previous calendar quarter, but any Costs above this amount are to be carried over and accrued from quarter-to-quarter; and

(2)	Following allocation of Patent Revenue to reimbursement of Costs, remaining “Net Revenue” will then be paid out following close of the pertinent calendar quarter (e.g., on May 15 for Q1, August 15 for Q2, November 15 for Q3 and February 15 for Q4) to the Parties according to respective Revenue Share, deducting from GTX’s share any previously paid quarterly advances to the extent not already offset against GTX’s Revenue Share.

Inventergy/GTX, Page 7 of 25

Inventergy Initials: ________

GTX Initials: ________

(3)	The Revenue Share portion due to GTX will be distributed as follows:

● Within 2 weeks after Inventergy receives the Patent Revenue, Inventergy will provide GTX a notice of the receipt of funds and a statement of Inventergy Costs.

● During the following two weeks GTX will provide Inventergy the GTX Costs and GTX and Inventergy intend to come to an agreement on the allocated Costs and resultant final allocation of funds – which will be transferred within 5 business days of agreement.

● If the parties cannot agree by the end of this two week period, then undisputed portions will be transferred within 5 business day from that point.

● The disputed portion will be determined using the Dispute Resolution Process

(b)	Mixed Revenue: Should income be received which is both attributable to (1) a license under the Patents, a sale of one or more of the Patents, or other monetization one or more of the Patents, and (2) a sale, license or other monetization of other intellectual property not contributed by GTX to the Entity pursuant to Section 4.1 above, then Parties will meet and agree to allocate a portion of such “Mixed Revenue” which is attributable to the Patents. If the Parties cannot agree upon allocation within thirty (30) days or the next calendar quarter end (whichever is longer), then either Party may initiate the Dispute Resolution Process (as provided below) in order to obtain an allocation of such Mixed Revenue to the Patents.

c)	Finance: The Entity shall produce 30 days after the end of each calendar quarter an itemized report of the revenue received, the monetization expense allocations and the funds distributed. GTX may request with a 10 day notice an audit of the records for these reports, but no more often than twice a calendar year.. All expenses for the audit shall be covered by GTX unless there is a discrepancy of 5% or more at which point such audit expenses shall be added to the total of the remedies and shall be paid by Inventergy.

5.4	License Goals. The Parties anticipate that the Entity will generate Patent Revenues such that GTX is paid a cumulative Revenue Share (including minimum quarterly payments) of (1) ***US by [***], and (2) ***US by [***].

6. CONSULTING SERVICES

6.1	Concurrent with entry into this Agreement, GTX will execute the Consulting Agreement Attached hereto as Exhibit C to provide consulting services. GTX will, as specified in the Consulting Agreement, keep detailed written records of hours worked to the nearest quarter of an hour and should submit these to Inventergy in writing, with the expectation that GTX will provide twenty man-hours per month, on average, for eighteen months. The Parties acknowledge that this hours total represents an average, and there may be some months when significant more work is expected from GTX (e.g., 50 man hours) and other months where it is less. Should GTX’s work exceed 25 man-hours in any given calendar month, GTX should alert Inventergy in writing as soon as possible.

Inventergy/GTX, Page 8 of 25

Inventergy Initials: ________

GTX Initials: ________

6.2	Inventergy agrees to compensate GTX for the consulting services set forth above by transferring to GTX 42,500 shares of restricted common stock in Inventergy Global, Inc., with 1/6th of this stock vesting at the close of each calendar quarter (e.g., October 1, January 1, etc.). GTX will be responsible for all taxes relative to this vesting and/or stock, and acknowledges that such stock or other rights or warrants may constitute restricted stock and may be subject to a holding period and/or withholding as provided by applicable law. This transfer will be the only compensation for the services to be provided under the Consulting Agreement, and GTX is to be solely responsible for all wage and hour issues associated with work performed by its personnel. As between Inventergy and GTX, all references to compensation in the Consulting Agreement shall be deemed to refer to such stock.

6.3	In the event of Termination of the Consulting Agreement for material breach or otherwise according to its terms, GTX shall keep any previously vested stock in Inventergy Global, Inc.; if such Termination is effectuated by Inventergy without cause, vesting shall be accelerated for the remaining (unvested) portion of the 42,500 shares.

6.4	At 4-month intervals, the Parties will review the number of man-hours provided by GTX for consulting services, and shall discuss a revision to the compensation provided by Section 6.2 if the average man-hours per month provided by GTX since the start of providing consulting services exceeds 25.

7. LICENSES

7.1	Non-Exclusive License To GTX. Subject to assignment of the Patents to the Entity as provided above, Inventergy shall cause the Entity to execute a non-exclusive, non-sublicensable license to make, use and sell products back to GTX, in the substantial form of Exhibit D.

8. CONFIDENTIAL INFORMATION

8.1	Confidential Information. “Confidential Information” means information disclosed by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) relating to the Disclosing Party’s (or the Entity’s) business and/or technology (including, without limitation, reports, emails, specifications, computer programs, technical drawings, designs, financials, proposals, and other forms or embodiments of data or information), PROVIDED that such information is (1) if disclosed in tangible form, is conspicuously marked “confidential,” “proprietary” or the like, (2) if disclosed in non-tangible form, is both identified as confidential at the time of disclosure and confirmed in writing within thirty (30) days of the disclosure, or (3) of a nature where a reasonable person would have, under the circumstances, viewed the information in question as confidential or proprietary. Notwithstanding the foregoing, nothing will be considered “Confidential Information” to the extent such information (a) is already in the public domain, or becomes part of the public domain, through no fault of a Receiving Party or its personnel, (b) is rightfully received from a third party without any obligation of confidentiality or secrecy, or (c) is independently produced or developed by personnel of the Receiving Party having no direct or indirect access to Confidential Information.

Inventergy/GTX, Page 9 of 25

Inventergy Initials: ________

GTX Initials: ________

8.2	Obligations. A Receiving Party agrees that it will use reasonable measures to safeguard received Confidential Information against unauthorized disclosure or use, in no event less than those measures it uses for its own information of a like nature. Further, each Receiving Party agrees that it will not share Confidential Information with anyone other than its own employees, consultants and agents having a need to know such information consistent with the purposes of this Agreement, and who are obligated to protect Confidential Information against unauthorized use or disclosure, to the full extent contemplated by this Agreement. A Receiving Party’s obligations will endure for a period of three (3) years following Termination. A Receiving Party’s breach of the aforementioned obligations will be excused to the limited extent that such was compelled by court or governmental order, provided that the Receiving Party informs the Disclosing Party of such order and affords the Disclosing Party (or entity) a reasonable opportunity to intervene, and provided that the Receiving Party uses reasonable efforts to obtain a protective order or other confidential treatment for the compelled information in absence of the Disclosing Party.

8.3	Return of Information. Immediately upon a request by the Disclosing Party at any time, and/or at Termination of this Agreement, the Receiving Party will turn over to the Disclosing Party all Confidential Information of the Disclosing Party and all copies or extracts thereof.

9. WARRANTIES

9.1	By GTX. GTX represents and warrants as follows:

(a)	GTX is the sole owner of and has not assigned any of his rights, title or interest in or to the inventions covered by the Patents; GTX has received and currently holds valid and effective assignments of all such inventors’ rights to the inventions covered by the Patents; and no other entity including without limitation any prior employer of GTX’s personnel or any other third party may claim rights to such inventions;

(b)	No Patent is the subject of any interference, opposition, reexamination, cancellation, protest, challenge or other challenge or adversarial proceeding;

(c)	GTX has neither assigned nor granted any license or other rights to any of the Patents and is under no obligation to grant any such license or rights to any third party;

(d)	GTX, to the best of its knowledge, is not aware or any uncited prior art, prior sale or use, or other defect which would render any of the Patents invalid or unenforceable; and

(e)	There are no outstanding liens, encumbrances, third party rights, agreements or understandings of any kind, whether written, oral or implied, regarding the Patents or which are otherwise in conflict with any provision of this Agreement.

Inventergy/GTX, Page 10 of 25

Inventergy Initials: ________

GTX Initials: ________

9.2	By Both Parties. Each Party warrants that it is a duly organized, valid entity, in good standing, and there it is capable of entering into this Agreement.

10. INDEMNIFICATION; DISCLAIMER OF INDIRECT DAMAGES; LIMIT OF LIABILITY

10.1	Indemnification. GTX agrees that it will defend, indemnify and hold each of the Entity and Inventergy harmless against (a) any assertion that one or more of the Patents has an unlisted inventor, or that any royalty or other share of Patent Revenue is otherwise due or owed to any third party, or (b) any assertion that GTX does not have the power to transfer the Patents to the Entity.

10.2	Disclaimer of Indirect Damages. OTHER THAN TO THE INDEMNIFICATION OBLIGATION SET FORTH ABOVE, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR FOR LOSS OF PROFITS, LOSS OF DATA, OR ANY OTHER ECONOMIC LOSS, HOWEVER IT ARISES AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT EITHER PARTY OR THEIR AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

10.3	Limitation of Liability. OTHER THAN FOR A PARTY’S INDEMNIFICATION OBLIGATIONS HEREIN, NEITHER PARTY SHALL BE LIABLE FOR ANY DAMAGES, RELATING TO THIS AGREEMENT AND THE RELATED AGREEMENTS, IN THE AGGREGATE, IN EXCESS OF THE SUMS SPECIFIED TO BE PAID OR PAYABLE PURSUANT TO THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT WILL INVENTERGY BE LIABLE FOR ANY DAMAGES IN EXCESS OF THE SUM OF (A) THE PAYMENTS SPECIFIED BY SECTION 4.4 UP THROUGH ANY DATE OF PROVIDING NOTICE OF TERMINATION, WITH (B) GTX’S REVENUE SHARE FOR PATENT REVENUE ACTUALLY COLLECTED BY THE ENTITY AND/OR INVENTERGY.

11. DISPUTE RESOLUTION PROCESS; EQUITABLE RELIEF; GOVERNING LAW AND JURISDICTION

11.1	Dispute Resolution Process. In the event of a dispute hereunder, each Party agrees to use the following “Dispute Resolution Process.” The Dispute Resolution Process comprises a process where each Party will initially appoint a representative who will attempt to resolve the dispute; generally speaking, such representative are not necessarily limited to employees of the respective Parties, and it is generally anticipated that each Party may elect to appoint subject matter experts (e.g., patent licensing experts) in order to resolve disputes between them.

Inventergy/GTX, Page 11 of 25

Inventergy Initials: ________

GTX Initials: ________

(a)	The aggrieved Party will provide written Notice to the other Party which (i) details the aggrieved Party’s issue, (ii) explains in detail why the aggrieved Party believes the other Party is acting unreasonably or otherwise out of conformance with the terms of this Agreement, (iii) identifies the resolution proposed by the aggrieved Party, (iv) formally requests initiation of the Dispute Resolution Process, and (v) designates a representative who will participate in the Dispute Resolution Process.
(b)	The other Party will, within two business days after receipt of the aggrieved Party’s written Notice, contact the aggrieved Party to (1) designate a representative who will meet with the aggrieved Party’s representative, and (2) arrange for a time within one week for the Party’s representatives to meet to discuss resolution of the aggrieved Party’s issue.
(c)	At and following such meeting, the two representatives shall attempt to reach mutual written agreement on resolution of the issue; such mutual written agreement shall be binding on the Parties.
(d)	If the Parties are unable to arrive at such a mutual written agreement within two weeks of the aggrieved Party’s written Notice, then the issue shall be escalated to the Parties’ respective CEOs, who shall meet telephonically.
(e)	If the issue still cannot be resolved within two weeks of the aggrieved Party’s written Notice, then the Aggrieved Party may submit its dispute to binding arbitration according to the rules of the AAA, with such arbitration to be before a panel of three arbitrators and held in the County of Santa Clara, California. The arbitration remedy shall not be invocable by any third party, including without limitation any licensee of the Patents (other than GTX).

11.2	Equitable Relief Not Prohibited. The provisions of Section 11.1 above shall not prohibit either Party from seeking equitable relief as necessary to prevent irreparable harm that cannot be adequately monetarily compensated.

11.3	Choice of Law and Jurisdiction. This Agreement shall be governed in all respects by the laws of the State of California applied to contracts made between residents of that State. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue in the state of California, and the parties consent to the personal and exclusive jurisdiction and venue in the state of California.

12. OTHER

12.1	Notice. Any notice or other communication required to be given hereunder by a Party shall be in writing and shall (a) be delivered to the other Party in person, or (b) transmitted to the other Party by email, facsimile or similar means of electronic communication, or (c) sent to the other Party by registered mail, charges prepaid; as appropriate, such notice or communication shall be addressed to the pertinent signatory indicated below, at the address indicated in the first paragraph of this Agreement, or to a confirmed email address or facsimile number for such signatory and for such Party. Any such notice or other communication shall be deemed to have been given and received on the day on which such was delivered in person or electronically communicated or on the third business day thereafter if sent by registered mail. Either Party may change its address for service at any time by giving notice to the other Party in accordance with this section.

Inventergy/GTX, Page 12 of 25

Inventergy Initials: ________

GTX Initials: ________

12.2	Headings. The section and other headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

12.3	No Assignment. No Party may transfer, convey, assign or delegate any of its rights or obligations under this Agreement, whether by operation of law or otherwise, without express prior written consent of the other Party. Without limiting the foregoing, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

12.4	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law; should any provision of this Agreement shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.5	Waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party hereto making such waiver.

12.6	Entire Agreement; Modification. This Agreement (including the Exhibits hereto) constitutes the entire agreement between the Parties relating to the subject matter hereof. This Agreement supersedes all written or oral, prior and contemporaneous agreements, representations, warranties and understandings of the Parties with respect thereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the Parties.

12.7	Parts and Counterparts. This Agreement may be executed as one document or, alternatively, in two or more identical counterparts; in the latter case, each counterpart shall be deemed to be an original and all of which taken together shall be deemed to constitute the Agreement when a duly authorized representative of each Party has signed a counterpart. The Parties may deliver this signed Agreement by electronic (including email or facsimile) transmission, including by way of non-limiting example, as a PDF attachment. Each Party agrees that such electronic transmission shall have the same force and effect as delivery of original signatures and that each Party may use such electronically-transmitted copies as evidence of the execution and delivery of the Agreement by all Parties to the same extent that an original signature could be used.

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Inventergy Initials: ________

GTX Initials: ________

IT IS SO AGREED, as of the Effective Date set forth above.

By and on behalf of Inventergy:

Signature:
Name:	Joe Beyers
Title:	CEO, Inventergy Innovations, LLC

By and on behalf of GTX:

Signature:
Name:	Patrick E. Bertagna
Title:	Chief Executive Officer, Global Trek Xploration

Inventergy/GTX, Page 14 of 25

Inventergy Initials: ________

GTX Initials: ________

EXHIBIT A

US Serial No.	Pat No.	Filing Date	First Inventor	Title

61/065116	-na-	Feb. 8, 2008	Michael Dibella	System and method for communication with a tracking device

12/322941	8154401	Feb. 9, 2009	Patrick E. Bertagna	System and method for communication with a tracking device

13/443180	8760286	Apr. 10, 2012	Patrick E. Bertagna	System and method for communication with a tracking device

14/313339	9219978	Jun. 24, 2014	Patrick E. Bertagna	System and method for communication with a tracking device

14/961556	-na-	Dec. 07, 2015	Patrick E. Bertagna	System and method for communication with a tracking device

Inventergy/GTX, Page 15 of 25

Inventergy Initials: ________

GTX Initials: ________

EXHIBIT B

TRANSFER AGREEMENT

This Agreement, effective as of June 16, 2016 (“Effective Date”), is between Global Trek Xploration, a California Corporation with a place of business at 117 W. 9TH Street, Suite 1214, Los Angeles, California 90015 (“Assignor”), and Inventergy LBS, LLC with a place of business at 900 E. Hamilton Avenue, Suite 180, Campbell, CA 95008 (“Assignee”), (collectively, “Parties”).

1.	Assignor has an ownership interest in and to the following patents and patent applications:

US Serial No.	Pat No.	Filing Date	First Inventor	Title

61/065116	-na-	Feb. 8, 2008	Michael Dibella	System and method for communication with a tracking device
12/322941	8154401	Feb. 9, 2009	Patrick E. Bertagna	System and method for communication with a tracking device
13/443180	8760286	Apr. 10, 2012	Patrick E. Bertagna	System and method for communication with a tracking device
14/313339	9219978	Jun. 24, 2014	Patrick E. Bertagna	System and method for communication with a tracking device
14/961556	-na-	Dec. 07, 2015	Patrick E. Bertagna	System and method for communication with a tracking device

The patents and patent applications listed above are hereinafter referred to as “the patents and patent applications”.

Assignor also owns the right to any patent issuing from the patents and patent applications, as well as the rights to any continuation, divisional, continuation-in-part, foreign counterpart, or other patent application or patent that depends for priority from or shares a common priority in an earlier patent application with any of the patents or patent applications; hereafter, these things and the patents and patent applications shall be collectively and individually referred to as the “Assigned Patents.”

2.	Assignee desires to own all of Assignor’s right, title and interest in or to the Assigned Patents, including the right to prepare, file, maintain, prosecute and otherwise exploit any invention identified in any Assigned Patent, on a worldwide basis, in Assignee’s name, and including all applications, continuations, divisionals, continuations in-part, and other rights depending for priority on these things or sharing a common priority with these things, on a worldwide basis.

3.	Accordingly, for good and valuable consideration, receipt of which is hereby acknowledged, Assignor hereby assigns to Assignee all of Assignee’s right, title, and other interest in and to the Assigned Patents.

4.	Assignor further assigns to Assignee all causes of action and associated damages for any and all acts of infringement of Assigned Patents that may have occurred prior to the date of this Assignment. Assignor also hereby assigns to Assignee all right to receive royalties for license of Assigned Patents.

Inventergy/GTX, Page 16 of 25

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GTX Initials: ________

5.	Assignor shall deliver to Assignee such other endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment, as Assignee shall reasonably deem necessary or appropriate to vest in Assignee all of Assignor’s right, title and interest in, to and under each Assigned Patent, whether or not explicitly enumerated above in Section 1.

6.	Assignor hereby authorizes and requests the U.S. Patent and Trademark Office and/or every patent office in any other country, as applicable, to record this Assignment and, to the extent it assigns pending applications, to issue all Letters Patent issuing there from to Assignee in accordance with the terms of this Assignment, including to any continuation, divisional, continuation in-part or other application which depends upon or shares common priority with a patent or patent application listed above (whether filed now or in the future).

7.	ALL PATENTS ASSIGNED OR LICENSED PURSUANT HERETO ARE GRANTED “AS IS,” “WHERE IS,” AND WITHOUT ANY REPRESENTATION OR WARRANTY OF ANY KIND EXCEPT THOSE EXPRESSLY STATED HEREIN.

8.	Assignor will not take steps or actions to challenge or impair the validity or enforceability or rights associated with any Assigned Patent.

9.	This Agreement shall be construed and enforced pursuant to the laws of the State of California; the Parties agree to use the courts within the State of California as the exclusive jurisdiction for resolving any dispute relating to this Agreement, and hereby consent to jurisdiction in that State.

10.	This Assignment and all rights granted herein shall inure to the benefit of the successors and assigns of Assignee.

WHEREFORE, the Parties have signed this Agreement effective as of the date first set forth above.

ASSIGNOR	ASSIGNEE
“Global Trek Xploration”	Inventegy LBS, LLC

By:	By:
Name:	Name:	Joe Beyers
Title:	Title:	CEO

Inventergy/GTX, Page 17 of 25

Inventergy Initials: ________

GTX Initials: ________

EXHIBIT C

CONSULTING AGREEMENT

Effective June 16, 2016 (“Consultant”) and Inventergy Innovations, LLC (“Company”) agree as follows:

1. Services; Payment; No Violation of Rights or Obligations. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with and according to the schedule specified in Appendix 1. As the only consideration due Consultant regarding the subject matter of this Agreement, Company will pay Consultant in accordance with Appendix 1. Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant. Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2. Ownership; Rights; Proprietary Information; Publicity.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by or for or on behalf of Consultant during the term of this Agreement that relate to the subject matter of, or arise out of, or in connection with, the Services or any Proprietary Information (as defined below) (collectively, “Inventions”) and Consultant will promptly disclose and provide all Inventions to Company. Consultant hereby makes all assignments necessary to accomplish the foregoing ownership; provided that no assignment is made that extends beyond what would be allowed under California Labor Code Section 2870 (attached as Exhibit B) if Consultant was an employee of Company. Consultant shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agents and attorneys-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant. Company will have the exclusive right to use all work product provided by Consultant to Company under this Agreement, which is also hereby assigned to Company.

Inventergy/GTX, Page 18 of 25

Inventergy Initials: ________

GTX Initials: ________

b. Consultant agrees that all Inventions and all other business, technical and financial information that Consultant develops, or learns, or obtains during the period over which Consultant is to be providing the Services that relate to Company or the business or demonstrably anticipated business of Company or in connection with the Services or that are received by or for Company in confidence, constitute “Proprietary Information” of Company. For avoidance of doubt, Proprietary Information includes without limitation all information relating the identity of and information relating to Company’s vendors, customers and employees, all non-public information relating to Company, or to Company’s products and technology, and all non-public information relating to any work product prepared by Consultant under this Agreement. Consultant will on a perpetual basis hold in confidence and not disclose Proprietary Information or use for Consultant’s benefit or for the benefit of any third party. Consultant’s obligation of non-use and non-disclosure, however, will not extend to information that Consultant can prove (by competent documentary evidence) has become publicly available without restriction through no fault of Consultant. In the event of any breach or threatened breach of the protection obligations stated herein, irreparable harm shall be presumed and Company shall be entitled to seek an injunction and/or seek specific performance without waiving any other remedies available at law or equity. Upon termination and as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep its personal copies of its compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy or other right with respect to telecommunications sent using Company’s infrastructure, or to the networking or information processing systems of Company, and that such are to be used exclusively for Company business; this includes, without limitation, stored computer files, email messages and voice messages, created, sent or stored on Company systems. Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice and/or may be suspended or deactivated at any time, without notice. Company hereby provides notice, however, that the provisions set forth in this section do not abrogate the immunity set forth in Section 1833 of title 18, United States Code, relating to disclosure of a trade secret to an attorney or court in connection with specified actions.

c. Consultant agrees that notwithstanding any rights of publicity, privacy or otherwise (whether or not statutory) anywhere in the world and without any further compensation, Company may and is hereby authorized to use Consultant’s name in connection with promotion of its business, products and services and to allow others to do so. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person provides any Services or provides services similar to any of those referred to above in this paragraph in connection with the Services, Consultant will obtain the foregoing ratifications, consents and authorizations from such person for Company’s exclusive benefit.

d. If any part of the Services or Inventions or information provided hereunder is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned by or licensed to Consultant (or any person involved in the Services) and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work or information performed or provided hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

f. For avoidance of doubt, Consultant may as a general perform services for other persons, provided that such services do not (i) represent a conflict of interest or divided loyalty for Consultant’s obligations under this agreement, (ii) detract from Consultant’s obligation to provide services under this Agreement, (iii) use or disclose any of Company’s Proprietary Information, directly or otherwise, or otherwise breach any provision of this Agreement, or (iv) otherwise violate the intellectual property or other rights of Company.

Inventergy/GTX, Page 19 of 25

Inventergy Initials: ________

GTX Initials: ________

3. Warranties and Other Obligations. Consultant represents, warrants and covenants that: (i) the Services will be performed in a professional and workmanlike manner and that none of such Services nor any part of this Agreement is or will be inconsistent with any obligation Consultant may have to others; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (iii) Consultant has the full right to allow it to provide Company with the assignments and rights provided for herein (and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement; (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; and (v) if Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

4. Termination. If either party breaches a material provision of this Agreement, the other party may terminate this Agreement upon 10 days’ notice, unless the breach is cured within the notice period. Company also may terminate this Agreement at any time, with or without cause, upon 30 days’ notice, but, if (and only if) such termination is without cause, Company shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services completed prior to notice of such termination. Sections 2 (including without limitation the obligation to preserve Company’s Proprietary Information against non-use and disclosure) through 8 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

5. Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor (not an employee or other agent) solely responsible for the manner and hours in which the Services are performed, is solely responsible for all taxes, withholdings and other statutory, regulatory or contractual obligations of any sort (including, but not limited to, those relating to workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, the Fair Labor Standards Act, income taxes, etc.), and is not entitled to participate in any employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Consultant agrees to indemnify Company from any and all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, on account of the foregoing or any breach of this Agreement or any other action or inaction by or for or on behalf of Consultant. If Consultant is a corporation, it will ensure that its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

6. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may freely assign or transfer its rights and obligations under this agreement in whole or part.

7. Notice. All notices under this Agreement shall be in writing and shall be deemed given when personally delivered, or three days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth herein or to such other address as such party last provided to the other by written notice.

Inventergy/GTX, Page 20 of 25

Inventergy Initials: ________

GTX Initials: ________

8. Miscellaneous. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement integrates and supersedes any prior and/or contemporaneous agreements and/or discussions between the parties. This Agreement incorporates the provisions of Appendix 1, but in the event of conflict between Appendix 1 and the terms already set forth in this Agreement, the terms already set forth in this Agreement shall prevail.

9. Arbitration. Any controversy or claim (except those regarding Inventions, Proprietary Information or intellectual property) arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, provided however, that each party will have a right to seek injunctive or other equitable relief in a court of law. The prevailing party will be entitled to receive from the nonprevailing party all costs, damages and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with that action or proceeding, whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who may be fairly said by the arbitrator(s) to have prevailed on the major disputed issues. Consultant hereby consents to the arbitration in the State of California in the county of Santa Clara.

Global Trek Xploration		Inventergy Innovations, LLC

By:		By:
Joe Beyers
CEO_____________________________________
900 E. Hamilton Avenue, Suite 180 ______________
Campbell, CA 95008 _______________________
	Printed (Name, Title and Address)		Printed (Name, Title and Address)

Inventergy/GTX, Page 21 of 25

Inventergy Initials: ________

GTX Initials: ________

APPENDIX 1 TO CONSULTING AGREEMENT

Consultant will provide services as may be requested by Inventergy Innovations, LLC (“Inventergy”) in exchange for 42,500 shares of restricted common stock of Inventergy Global, Inc., vested at the rate of 1/6th per calendar quarter; Consultant acknowledges that this stock may be restricted securities having an applicable minimum holding period.

All services are to be provided by individuals who are employees of Consultant and who are specified to, and agreed by Inventergy, in advance. Consultant shall keep detailed time records to the nearest quarter of an hour and shall inform Inventergy if, in any calendar month, Consultant’s hours become greater than 25 or are expected to be more than 25, and shall obtain Inventergy’s approval to exceed such number. Consultant shall report hourly amounts to Inventergy on a monthly basis.

Inventergy shall have no obligation to reimburse Consultant’s expenses or pay any other form of compensation except as may be agreed upon by Inventergy in writing in advance.

Inventergy/GTX, Page 22 of 25

Inventergy Initials: ________

GTX Initials: ________

EXHIBIT D

LICENSE AGREEMENT

This license agreement (“License Agreement”) is entered into effective July 1, 2016 (“Effective Date”) by and between Inventergy LBS, LLC with a place of business at 900 E. Hamilton Avenue, Suite 180, Campbell, CA 95008 (“Entity”), and Global Trek Xploration, a California Corporation with a place of business at 117 W. 9TH Street, Suite 1214, Los Angeles, California 90015 (“GTX”); each of these entities is to be considered a “Party” to this License Agreement.

WHEREAS, GTX has transferred certain patents and patent applications (“Patents”) to the Entity, and wherein Entity, in partial consideration for such transference has agreed to provide a non-exclusive, limited license under the Patents back to GTX, NOW, THEREFORE, the Parties agree as follows.

For good and valuable consideration, the receipt of which is hereby acknowledged, Entity hereby grants to GTX a personal, nonexclusive, nontransferable, irrevocable, worldwide license under the Patents to make, use, have made for resale by GTX, to sell, offer for sale, import and otherwise dispose of “Licensed Products.” As used herein, “Licensed Products” means products that are any of (1) internally used by GTX, (2) sold under GTX’s name which, absent a license, would infringe one or more of the Patents, or (3) those made by GTX (OEM products of GTX where all aspects of manufacture and design are controlled by GTX) (includes manufacture on behalf of GTX) but shipped under a third party label. No other, further or different license is hereby granted or implied, and GTX shall have no right to grant sublicenses to the Patents to any entity, nor to exclude others from practice of any invention claimed by any of the Patents. Entity and GTX intend for this license to be limited to the Patents transferred by GTX to Entity, and GTX expressly acknowledges that it is not being granted and has not bargained for any rights, implied or otherwise, to any other patents or intellectual property, including without limitation, any patents or other intellectual property owned or controlled by Inventergy, now or in the future, under any legal or equitable theory, including patent exhaustion. For clarity, GTX’s sale of Licensed Products shall not convey to GTX’s customers any right or license (express or implied or under other legal doctrine, such as patent exhaustion) under any claim of any Patent where such claim is not directly infringed by the Licensed Product as sold or transferred by GTX.

In the event GTX acquires 100% of another business entity, a third party line of business or substantially all of the assets of a third party line of business, that is, in each case, related to the manufacture, use, sale, offer for sale, importation and/or disposition of products that are substantially similar to and/or related to the Licensed Products, and which would also infringe one or more of the Patents absent a license, (collectively, “Acquired Products”), such Acquired Products shall be considered Licensed Products.

In the event of a change of control of GTX, GTX’s volume of Licensed Products shall be limited going forward to an amount equal to 120% of GTX’s sales of Licensed Products in the last preceding full year in which Licensed Products were sold, and additional volumes of Licensed Product shall be licensable subject to execution of a license agreement with the Entity which provides for royalty or other license fees and obligations for volume in excess of the 120% metric, with terms similar to those generally agreed to by other licensees of the Patents. “Change of control” as used herein means:

(a)	an acquisition by any person or entity of more than 50% of the combined voting power of a GTX’s then outstanding voting securities; or

(b)	the consummation by GTX of any of

Inventergy/GTX, Page 23 of 25

Inventergy Initials: ________

GTX Initials: ________

i.	a merger, consolidation or reorganization involving GTX, unless such merger, consolidation or reorganization meets either of the following requirements (A) the stockholders of GTX immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, greater than at least percent 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization; or (B) the individuals who were members of GTX’s board of directors or similar governing body immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the surviving corporation immediately following the consummation of such merger, consolidation or reorganization,

ii.	a complete liquidation or dissolution of GTX, or

iii.	an agreement for the sale or other disposition of all or substantially all of (A) the assets of GTX or, (B) the business of GTX.

In the event GTX divests a line of business or substantially all of the assets of a GTX line of business to a third party, GTX shall have the option to a) have such divested line of business cease to enjoy the benefits of this License Agreement on the effective date of such a divestment, and, therefore, any activity of the divested line of business occurring on or after the effective date of such a divestment will not be licensed nor entitled to any of the benefits of this License Agreement; or b) assign the license subject to all of the terms of this License Agreement with the divested line of business to such third party, and therefore not retain any license as to GTX’s own line of business or products, HOWEVER, with respect to any such assignment, the total aggregate sales revenue of the divested line of business after the divestiture will only be licensed up to an amount equal to 120% of GTX’s sales of Licensed Products in the divested line of business in the last preceding full year in which Licensed Products in the divested line of business were sold. Should the divested line of business wish to make, use or sell additional volumes of Licensed Product, such shall be licensable from the Entity subject to execution of a license agreement with the Entity which provides for royalty or other license fees and obligations for volume in excess of the 120% metric, with terms similar to those generally agreed to by other licensees of the Patents.

GTX understands and acknowledges that the covenants and licenses granted in this License Agreement are intended to cover only products of GTX and are not intended to and do not cover manufacturing activities that GTX may undertake on behalf of third parties. Accordingly, notwithstanding anything to the contrary in this License Agreement and without limiting the generality of the preceding sentence, no licenses are granted or otherwise provided GTX to manufacture or have manufactured products as a foundry or contract manufacturer for a third party or to distribute such products to such third party or to customers of such third party.

GTX will not take steps or actions to challenge or impair the validity or enforceability or rights associated with any of the Patents.

The Entity makes no representations regarding ability to practice any invention or technology under the Patents. Without limiting the foregoing, Entity disclaims any representation or warranty that any technology may be made, used or sold under the Patents either in a manner that is safe, or in a manner that is free from claims of third parties. Any actions or omissions of GTX, whether or not associated with the Patents, are to be at GTX’s sole risk and exposure.

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GTX Initials: ________

IN NO EVENT WILL THE ENTITY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, OR FOR LOSS OF PROFITS, LOSS OF DATA, OR ANY OTHER ECONOMIC LOSS, HOWEVER IT ARISES AND ON ANY THEORY OF LIABILITY, WHETHER IN AN ACTION FOR CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, WHETHER OR NOT EITHER PARTY OR THEIR AFFILIATES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

This License Agreement may not be assigned or transferred without Entity’s advance written permission.

This License Agreement shall be construed and enforced pursuant to the laws of the State of California; the Parties agree to use the courts within the State of California as the exclusive jurisdiction for resolving any dispute relating to this Agreement, and hereby consent to jurisdiction in that State.

This License Agreement and all rights granted herein shall inure to the benefit of the successors and assigns of the Entity.

WHEREFORE, the Parties have signed this Agreement effective as of the date first set forth above.

Inventergy LBS, LLC		GLOBAL TREK XPOLORATION
“Entity”		“GTX”

By:		By:
Name:	Joe Beyers	Name:
Title:	CEO	Title:

Inventergy/GTX, Page 25 of 25

Inventergy Initials: ________

GTX Initials: ________